Exhibit 99.1

Net1 receives green light to resume long-term insurance activities

Johannesburg, July 1, 2015 - Net 1 UEPS Technologies, Inc. (“Net1”) (NasdaqGS: UEPS; JSE: NT1) today announced that its subsidiary, The Smart Life Insurance Company Limited (“Smart Life”), has received a notice from the South African Financial Services Board (“FSB”), informing Smart Life that, with immediate effect, the FSB has withdrawn the prohibition to conduct new business it issued on February 23, 2013.

“We are delighted with the FSB’s decision after a process that took more than two years and resulted in a painful period of dormancy at Smart Life,” said Dr. Serge Belamant, Chairman and CEO of Net1. “The Smart Life team is eager to resume marketing and business development activities and will work closely with our EasyPay Everywhere and Zazoo deployment teams to ensure rapid distribution of our uncomplicated, low-cost life insurance products. We look forward to the introduction of yet another revolutionary product line to our customer base,” he concluded.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its Zazoo business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. A discussion of various factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com